Exhibit 99.1

News Release

Date: December 2, 2004	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

George Andrews Appointed to Mid-State Bancshares’ Board of Directors

ARROYO GRANDE, CA — George H. Andrews has been appointed a director of Mid-State Bancshares (NASDAQ: MDST) and its wholly-owned subsidiary Mid-State Bank & Trust.  At their November meeting, the company’s board of directors approved Andrews’ appointment effective December 1, 2004.

                “We are pleased to welcome Mr. Andrews to the Board,” said Carrol Pruett, chairman.  “His knowledge of auditing and accounting standards and practices, his experience in working with a variety of companies in our marketplace, and his deep roots in the Central Coast will be great assets to the board.”

                Andrews is a certified public accountant and managing partner of Andrews Galloway & Associates, an accounting firm based in Santa Maria.  Andrews handles accounting, auditing, and estate and income tax planning for the firm’s clients, which include businesses and professionals involved in real estate, manufacturing, medicine, and agriculture.  He has practiced accounting for the firm for 27 years.

                Andrews earned a bachelor of science degree in accounting from Cal Poly San Luis Obispo.  Following graduation, he served as an accountant for the County of San Luis Obispo for five years.

Andrews is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.  He is also a member of the Santa Maria Elks and First Presbyterian Church of Grover Beach.

A lifelong resident of the Central Coast, Andrews’ paternal and maternal ancestors came to the area in the mid-1800s.  He is a descendent of J.P. Andrews, a banking pioneer in San Luis Obispo, and his family was among the original shareholders of Mid-State Bank when it was founded in 1961.

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                Andrews joins Trudi Carey, Daryl Flood, H. Edward Heron, Robert Lagomarsino, James Lokey, Stephen Maguire, Michael Miner, Gregory Morris, Carrol Pruett, Alan Rains, and William Snelling on the board of directors.

                Mid-State Bancshares is a $2.3 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

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